UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2009 (June 1, 2009)

HOLLY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-03876	75-1056913
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

100 Crescent Court,
Suite 1600
Dallas, Texas		75201-6915
(Address of principal		(Zip code)
executive offices)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Amended and Restated Pipelines Agreement
     On June 1, 2009 in connection with the closing of the transactions contemplated by the LLC Interest Purchase Agreement (the “Purchase Agreement”), dated as of June 1, 2009, among Holly Corporation (“Holly”), a subsidiary of Holly, and a subsidiary of Holly Energy Partners, L.P., an affiliate of Holly (the “Partnership,” and together with Holly, the “Parties”), the Parties entered into an amended and restated intermediate pipelines agreement (the “Intermediate Pipelines Agreement”). The Intermediate Pipelines Agreement amends and restates the 15-year Pipelines Agreement dated July 8, 2005. The Intermediate Pipelines Agreement terminates on June 1, 2024.
     The Intermediate Pipelines Agreement may be extended by the mutual agreement of the Parties, provided that the Party desiring to extend the Intermediate Pipelines Agreement provides the other Party with at least 12 months written notice of its request to extend the Intermediate Pipelines Agreement. In the event the Intermediate Pipelines Agreement is terminated without renewal, Holly will have a limited right of first refusal for one year following such termination to enter into a new pipelines agreement with the Partnership on commercial terms that substantially match the terms offered to the Partnership by a third-party. Holly will also have a right of first refusal to purchase the Intermediate Product Pipelines (as defined in the Intermediate Pipelines Agreement) should the Partnership decide to sell them in the future.
     Under the Intermediate Pipelines Agreement, Holly agrees to transport on the Intermediate Product Pipelines 100,000 barrels per day (bpd) of intermediate products that, at the agreed tariff rates, will result in minimum revenues to the Partnership of approximately $5.2 million per calendar quarter. This minimum commitment will increase each year at a rate equal to 75% of the percentage change in the producer price index, but will not decrease as a result of a decrease in the producer price index. For all barrels shipped in excess of 100,000 bpd, the tariff Holly will pay per barrel will be reduced from the full base tariff of $0.5664 per barrel to $0.2981 per barrel, except that for any non-Holly owned barrels shipped on the Intermediate Product Pipelines the full base tariff will be due. The full base tariff will be adjusted each year at a rate equal to 75% of the percentage change in the producer price index. Such adjustment may result in an increase or decrease in the full base tariff. Holly’s minimum revenue commitment will apply only to the Intermediate Product Pipelines, and Holly will not be able to spread its minimum revenue commitment among pipeline assets the Partnership already owns or subsequently acquires. If Holly fails to meet its minimum revenue commitment in any quarter, it will be required to pay the Partnership in cash the amount of any shortfall by the last day of the month following the end of the quarter. A shortfall payment would be applied as a credit in the following four quarters after Holly’s minimum obligations are met.
     At Holly’s request, the Partnership will be required to use its commercially reasonable efforts to transport on the Intermediate Product Pipelines each month during the term of the Intermediate Pipelines Agreement up to 100,000 bpd, subject to the Partnership’s common carrier duty to pro-ration capacity, where applicable.
     If new laws or regulations are enacted that require the Partnership to make substantial and unanticipated capital expenditures with regard to the Intermediate Product Pipelines, the Partnership will have the right to amend the tariff rates to recover its costs of complying with these new laws or regulations (including a reasonable rate of return). The Parties will be required to negotiate in good faith to mitigate the economic costs associated with any such new laws and to determine the amount of the new tariff rate.

     Either Party may temporarily suspend its obligations under the Intermediate Pipelines Agreement during the occurrence of an event that is outside its control and renders its performance impossible for at least 30 days. An event with a duration of longer than one year will allow either of the Parties to terminate the Intermediate Pipelines Agreement.
     Pursuant to the Intermediate Pipelines Agreement, Holly will not challenge, or cause others to challenge or assist others in challenging, the Partnership’s tariff rates for the term of the agreement. At the termination of the Intermediate Pipelines Agreement, Holly will be free to challenge, or to cause others to challenge or assist others in challenging, the Partnership’s tariff rates.
     During the term of the Intermediate Pipelines Agreement, the Partnership will not reverse the direction of the Intermediate Product Pipelines or connect any other pipelines to the Intermediate Product Pipelines without Holly’s consent. Holly has the right to reverse the direction of the Intermediate Product Pipelines, so long as it reimburses the Partnership for the additional costs and expenses the Partnership incurs as a result of changing the direction of the Intermediate Product Pipelines and pays a flow reversal rate of $0.5664 per barrel for any product shipped in a reversed direction on the Intermediate Product Pipelines. Such flow reversal rates will be adjusted each year at a rate equal to 75% of the percentage change in the producer price index.
     Holly’s obligations under the Intermediate Pipelines Agreement will not terminate if Holly and its affiliates no longer own the Partnership’s general partner. The Intermediate Pipelines Agreement may be assigned to a third party with the prior written consent of the non-assigning Party, provided such consent will not be unreasonably withheld. The Parties may also assign the Intermediate Pipelines Agreement to an affiliate or a third party lender or debt holder without the prior written consent of the non-assigning Party.
     The description of the Intermediate Pipelines Agreement herein is qualified by reference to the copy of the Intermediate Pipelines Agreement, filed as Exhibit 10.1 to this report, which is incorporated by reference into this report in its entirety.
Amended and Restated Omnibus Agreement
     On June 1, 2009 in connection with the closing of the transactions contemplated by the Purchase Agreement, the Parties entered into an amended and restated omnibus agreement (the “Restated Omnibus Agreement”). The Restated Omnibus Agreement amends and restates the Omnibus Agreement dated July 13, 2004, among the Parties. The Restated Omnibus Agreement addresses, among other things, the following matters:
•	the Partnership’s obligation to pay Holly an annual administrative fee, currently in the amount of $2.3 million, for the provision by Holly of certain general and administrative services;

•	Holly’s and its affiliates’ agreement not to compete with the Partnership under certain circumstances and the Partnership’s right to notice of, and right of first offer to purchase, certain logistics assets constructed by Holly or acquired as part of an acquisition by Holly of refining assets;

•	an indemnity by Holly for certain potential environmental liabilities;

•	the Partnership’s obligation to indemnify Holly for environmental liabilities related to the Partnership’s assets existing on the date of the Partnership’s initial public offering to the extent Holly is not required to indemnify the Partnership;

•	Holly’s right of first refusal to purchase the Partnership’s assets that serve Holly’s refineries.
     Under the Restated Omnibus Agreement the Partnership pays Holly an annual administrative fee, currently in the amount of $2.3 million, for the provision of various general and administrative services for the Partnership’s benefit. The Partnership’s general partner, with the approval and consent of its Conflicts Committee, may agree to increases in the administrative fee in connection with expansions of the Partnership’s operations through the acquisition or construction of new assets or businesses.
     The $2.3 million fee includes expenses incurred by Holly and its affiliates to perform centralized corporate functions, such as legal, treasury, information technology and other corporate services, including the administration of employee benefit plans. The fee does not include salaries of pipeline and terminal personnel or other employees of the general partner of the Partnership’s general partner or the cost of their employee benefits, such as 401(k), pension, and health insurance benefits, which are separately charged to the Partnership by Holly. The Partnership also reimburses Holly and its affiliates for direct general and administrative expenses incurred on behalf of the Partnership.
     Holly and its affiliates have agreed, for so long as Holly controls the Partnership’s general partner, not to engage in, whether by acquisition or otherwise, the business of owning and/or operating crude oil pipelines or terminals, refined products pipelines or terminals, intermediate product pipelines or terminals, truck racks or crude oil gathering systems in the continental United States. This restriction will not apply to:
•	any business operated by Holly or any of its affiliates at the time of the closing of the Partnership’s initial public offering;

•	any business conducted by Holly with the approval of the Partnership’s Conflicts Committee;

•	any business or asset that Holly or any of its affiliates acquires or constructs that has a fair market value or construction cost of less than $5.0 million; and

•	any business or asset that Holly or any of its affiliates acquires or constructs that has a fair market value or construction cost of $5.0 million or more if the Partnership has been offered the opportunity to purchase the business or asset at fair market value, and has declined to do so with the concurrence of the Partnership's Conflicts Committee.
     The limitations on the ability of Holly and its affiliates to compete with the Partnership may be terminated by Holly upon a change of control of Holly.
     Under the Restated Omnibus Agreement, Holly has agreed to indemnify the Partnership up to certain aggregate amounts for any environmental noncompliance and remediation liabilities associated with assets transferred to the Partnership and occurring or existing prior to the date of such transfers. The transfers that are covered by the agreement include the refined products pipelines, terminals and tanks transferred by Holly’s subsidiaries in connection with the Partnership’s initial public offering in July 2004, the intermediate pipelines transferred by Holly’s subsidiaries to the Partnership in July 2005, and the crude pipelines and tankage assets transferred by Holly’s subsidiaries to the Partnership in 2008. The Restated Omnibus Agreement provides environmental indemnification of up to $15.0 million for the assets transferred to the Partnership, other than the crude pipelines and tankage assets transferred to the Partnership in 2008, plus an additional $2.5 million for the intermediate pipelines transferred to the Partnership in July 2005. Except as described below, Holly’s indemnification obligations described above shall remain in effect for an asset for ten years following the date of transfer of such asset to the Partnership. The Restated

Omnibus Agreement also provides an additional $7.5 million of indemnification through 2023 for environmental noncompliance and remediation liabilities specific to the crude pipelines and tankage assets transferred to the Partnership in 2008. Holly’s indemnification obligations described above do not apply to the newly constructed 16” feedstock pipeline owned by Lovington-Artesia, L.L.C. (the “16” Pipeline”).
     The Restated Omnibus Agreement provides that the Partnership will indemnify Holly and its affiliates against environmental liabilities relating to the Partnership’s assets to the extent Holly is not required to indemnify the Partnership.
     The Restated Omnibus Agreement also contains the terms under which Holly has a right of first refusal to purchase the Partnership’s assets that serve Holly’s refineries. Before the Partnership enters into any contract to sell pipeline, terminal and tankage assets serving Holly’s refineries, the Partnership must give written notice of the terms of such proposed sale to Holly. The notice must set forth the name of the third party purchaser, the assets to be sold, the purchase price and all other material terms and conditions of the offer. To the extent the third party offer consists of consideration other than cash (or in addition to cash), the purchase price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration, determined as set forth in the Restated Omnibus Agreement. Holly will then have the sole and exclusive option for a period of thirty days following receipt of the notice, to elect to purchase the subject assets on the terms specified in the notice.
     The description of the Restated Omnibus Agreement herein is qualified by reference to the copy of the Restated Omnibus Agreement, filed as Exhibit 10.2 to this report, which is incorporated by reference into this report in its entirety.
Item 7.01 Regulation FD Disclosure.
     Furnished as Exhibit 99.1 and incorporated herein by reference in its entirety is a copy of a press release issued by Holly and the Partnership on June 1, 2009, announcing the sale by Holly of the 16” Pipeline to the Partnership.
     In accordance with General Instruction B.2 of Form 8-K, the information furnished in this report on Form 8-K pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), or otherwise subject to the liabilities of that section, unless Holly specifically incorporates it by reference in a document filed under the Exchange Act or the Securities Act of 1933. By filing this report on Form 8-K and furnishing the information pursuant to Item 7.01, Holly makes no admission as to the materiality of any information in this report furnished pursuant to Item 7.01, including Exhibit 99.1, or that any such information includes material investor information that is not otherwise publicly available.
     The information furnished in this report on Form 8-K pursuant to Item 7.01, including the information contained in Exhibit 99.1, is summary information that is intended to be considered in the context of Holly’s Securities and Exchange Commission (“SEC”) filings and other public announcements that Holly may make, by press release or otherwise, from time to time. Holly disclaims any current intention to revise or update the information furnished in this report on Form 8-K pursuant to Item 7.01, including the information contained in Exhibit 99.1, although Holly may do so from time to time as its management believes is warranted. Any such updating may be made through the furnishing or filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Item 9.01 Financial Statements and Exhibits.

10.1	—	Amended and Restated Intermediate Pipelines Agreement, dated as of June 1, 2009, by and among Holly Corporation, Navajo Refining Company, L.L.C., Holly Energy Partners, L.P., Holly Energy Partners — Operating, L.P., HEP Pipeline, L.L.C., Lovington-Artesia, L.L.C., HEP Logistics Holdings, L.P., Holly Logistic Services, L.L.C. and HEP Logistics GP, L.L.C. (incorporated by reference to Exhibit 10.2 of Holly Energy Partners, L.P.’s Current Report on Form 8-K filed with the SEC on June 5, 2009).

10.2	—	Amended and Restated Omnibus Agreement, dated as of June 1, 2009, by and among Holly Corporation, Navajo Pipeline Co., L.P., Holly Logistic Services, L.L.C., HEP Logistics Holdings, L.P., Holly Energy Partners, L.P., HEP Logistics GP, L.L.C. and Holly Energy Partners — Operating, L.P. (incorporated by reference to Exhibit 10.3 of Holly Energy Partners, L.P.’s Current Report on Form 8-K filed with the SEC on June 5, 2009).

99.1	—	Joint Press Release of Holly Corporation and Holly Energy Partners, L.P. issued June 1, 2009.*

*	Furnished pursuant to Regulation FD.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY CORPORATION
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

Date: June 5, 2009

EXHIBIT INDEX

Exhibit
Number		Exhibit Title
10.1	—	Amended and Restated Intermediate Pipelines Agreement, dated as of June 1, 2009, by and among Holly Corporation, Navajo Refining Company, L.L.C., Holly Energy Partners, L.P., Holly Energy Partners — Operating, L.P., HEP Pipeline, L.L.C., Lovington-Artesia, L.L.C., HEP Logistics Holdings, L.P., Holly Logistic Services, L.L.C. and HEP Logistics GP, L.L.C. (incorporated by reference to Exhibit 10.2 of Holly Energy Partners, L.P.’s Current Report on Form 8-K filed with the SEC on June 5, 2009).

10.2	—	Amended and Restated Omnibus Agreement, dated as of June 1, 2009, by and among Holly Corporation, Navajo Pipeline Co., L.P., Holly Logistic Services, L.L.C., HEP Logistics Holdings, L.P., Holly Energy Partners, L.P., HEP Logistics GP, L.L.C. and Holly Energy Partners — Operating, L.P. (incorporated by reference to Exhibit 10.3 of Holly Energy Partners, L.P.’s Current Report on Form 8-K filed with the SEC on June 5, 2009).

99.1	—	Joint Press Release of Holly Corporation and Holly Energy Partners, L.P. issued June 1, 2009.*

*	Furnished pursuant to Regulation FD.